Exhibit (b)(1)

EXECUTION COPY

For discussion purposes only and subject to waiver under Sec. 203 of DE General Corporation Law

JEFFERIES FUNDING, INC.

520 Madison Avenue

New York, New York 10022

January 9, 2011

COMMITMENT LETTER

ICON Acquisition Holdings, L.P.

c/o Rizvi Traverse Management LLC

1999 Avenue of the Stars

Suite 3030

Los Angeles, CA 90067

Attention: Ben Kohn, Partner

Re:	Playboy Enterprises, Inc.

Ladies and Gentlemen:

Rizvi Traverse Management LLC (the “Sponsor”) has advised Jefferies Funding, Inc. (“Jefferies Funding”, “we” or “us”) that Icon Acquisition Holdings, L.P., a Delaware limited partnership (the “Acquiror”), a newly-formed entity of which Hugh M. Hefner (“Mr. Hefner”) is a 99.9% limited partner and of which RT-ICON Holdings LLC, a Delaware limited liability company (“RT-Icon Holdings” and, together with the Acquiror, “you”) is a 0.1% limited partner, and which has as its general partner Icon Acquisition Holdings LLC, which is owned by Mr. Hefner and RT-Icon Holdings in the same proportions as the limited partnership interests in the Acquiror, intends to acquire (the “Acquisition”) all of the issued and outstanding capital stock of Playboy Enterprises, Inc., a Delaware corporation (the “Parent” and, together with its subsidiaries, the “Acquired Business”), not currently held by Mr. Hefner (whether directly or through family trusts or other investment vehicles) and certain other stockholders who contribute their shares pursuant to the Rollover Equity Contribution (as defined below) (such stockholders, together with Mr. Hefner, Acquiror, Icon Merger Sub, Inc., a Delaware corporation (“Merger Sub”), RT-Icon Holdings, Sponsor and certain affiliates of Sponsor, the “Purchaser Group”), and to refinance (together with any applicable prepayment premium or fee, with the commitments thereunder being terminated, and all guarantees and security in respect thereof being released) approximately $115.8 million of existing debt (the “Existing Debt”) (including $115 million of Convertible Notes (as defined below) and contingent reimbursement obligations with respect to approximately $800,000 in outstanding letters of credit issued under the existing credit agreement among PEI Holdings, Inc. (a wholly-owned direct subsidiary of the Parent, the “Target”), Bank of America, N.A., as agent and the other lenders from time to time party thereto of the Acquired Business (the refinancing of such convertible notes and letter of credit reimbursement obligations being referred to herein as the “Refinancing”)). We understand that in connection with the closing of the Acquisition, the limited partners of Acquiror will contribute their limited partnership interests to the general partner, and the general partner will then succeed to the business of Acquiror by operation of law. References herein to the Acquiror shall be deemed to mean the Acquiror’s general partner from and after the date of such contributions. We understand that the Acquisition may be effected by a cash tender offer (“Tender Offer”) by Merger Sub for all of the issued and outstanding capital stock of the Parent not currently held by the Purchaser Group, to be followed by a merger of Merger Sub with and into the Parent (the “Merger”). Capitalized terms used but not defined herein and defined in any exhibit hereto have the meanings assigned to them in such exhibit.

You have advised us that the total purchase price for the Acquisition (including fees, commissions and expenses and the Refinancing) (the “Purchase Price”) will be approximately $362.5 million, and that the Purchase Price will be financed with:

(i) no borrowings under a $20 million senior secured revolving credit facility having the terms set forth in Exhibit A hereto (the “Revolving Credit Facility”) (other than any existing outstanding letters of credit of the Acquired Business which will remain outstanding on the Closing Date or be replaced or backstopped by letters of credit under the Revolving Credit Facility),

(ii) $160 million of borrowings under a senior secured term loan facility having the terms set forth in Exhibit A hereto (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Facilities”),

(iii) the contribution (the “Sponsor Equity Contribution”) in cash of at least $111.4 million by RT-Icon Holdings to Acquiror as common equity,

(iv) the contribution of at least $75.7 million of “rollover” equity (that is of the same or similar class and series as the equity issued to RT-Icon Holdings) by certain existing stockholders and optionees, including Mr. Hefner (the “Rollover Equity Contribution” and, together with the Sponsor Equity Contribution, the “Equity Contribution”), and

(v) approximately $14.6 million of existing unrestricted cash balances of the Acquired Business.

The transactions described in clauses (i) through (ii) above are referred to as the “Debt Financing” and, together with the Acquisition, the Merger, the Refinancing and the Equity Contribution and the payment of all related fees, commissions and expenses are collectively referred to as the “Transactions.” The sources and uses for the financing of the Transactions are as set forth on Annex A hereto. You and your affiliates including the Sponsor (and following the Merger, the Acquired Business) are referred to herein as the “Company.” The closing date of the Transactions is referred to herein as the “Closing Date.” As used in this Commitment Letter and the other Debt Financing Letters (as defined below), (a) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and (b) the words “you”, “your affiliates”, the “Sponsor”, or any other like term shall exclude the portfolio companies of the Sponsor or of equity investors and other affiliates of such investors in funds managed by the Sponsor, in each case unrelated to the Transactions).

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1. The Commitments.

We are pleased to inform you that we hereby commit, directly or through one or more of our affiliates (for which we shall be liable), to provide the full amount of the Term Loan Facility and not less than $10 million of the principal amount of the Revolving Credit Facility, having the terms set forth on Exhibit A hereto.

In its capacity as sole lead arranger and sole book-runner, Jefferies Funding agrees to use commercially reasonable efforts to arrange a syndicate of Lenders that will participate in $10 million of the principal amount of the Revolving Credit Facility, which shall be in addition to the $10 million committed by us in the previous paragraph (for the avoidance of doubt, it shall not be a condition to the closing of the Facilities and the making of the initial loans and other extensions of credit under the Facilities that Jefferies Funding shall have successfully arranged a syndicate of Lenders that will participate in $10 million of the principal amount of the Revolving Credit Facility).

The commitments described in this Section 1 are collectively referred to herein as the “Commitments.” Our Commitments are, in each case, on the terms set forth in (i) this letter (including the exhibits, schedules and annexes hereto, collectively, this “Commitment Letter”), (ii) the fee letter, dated as of the date hereof (the “Fee Letter”) among you and us, (iii) the sponsor letter, dated the date hereof (the “Sponsor Letter”), among the Sponsor and us, and (iv) the engagement letter, dated August 13, 2010 (the “Engagement Letter” and, together with this Commitment Letter, the Fee Letter and the Sponsor Letter, the “Debt Financing Letters”), among you and us. Notwithstanding anything to the contrary in any Debt Financing Letter, the terms of this Commitment Letter are intended as an outline of certain of the material provisions of the Facilities, but do not include all of the terms, covenants, representations, warranties, default clauses and other provisions that will be contained in the definitive documents relating to each Debt Financing, initial drafts of which shall be prepared by our counsel (collectively, the “Definitive Debt Documents”); provided that there (i) shall be no closing condition contained in the definitive documentation that is not specifically set forth in the conditions to this Commitment Letter or the Engagement Letter, (ii) the market flex provisions of the Fee Letter do not, and will not, permit the addition of any closing conditions other than those described in Section 3 and Exhibit B hereto, and (iii) shall be no closing condition which requires the commencement nor the completion of the syndication of the Facilities. Those matters that are not covered or made clear in the Debt Financing Letters are subject to mutual agreement of the parties hereto. No party hereto has been authorized by you or us to make any oral or written statements or representations that are inconsistent with the Debt Financing Letters.

2. Titles and Roles. As consideration for the Commitments, during the term of this Commitment, you hereby agree that:

(a) You hereby retain and, to the extent within your reasonable control, will cause your affiliates to retain:

(i) Jefferies & Company, Inc. (“Jefco”) or its affiliates in the capacities and in connection with the matters set forth in the Engagement Letter, and

(ii) Subject to clause (b) below, Jefferies Funding or its affiliates to act as the sole administrative agent, sole collateral agent, sole book-runner, sole lead arranger and sole syndication agent for you and your affiliates in connection with the Facilities or any other loan to the Company provided by one or more financial institutions or other lenders (including any institutional term loan) or other debt financing not covered by clause (i) above, any portion of the proceeds of which is applied,

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directly or indirectly, to finance (or refinance within 270 days) (x) any portion of the purchase price to be paid in connection with the Acquisition (or any alternative transaction pursuant to which you, the Sponsor, or any of your or the Sponsor’s respective affiliates acquires direct or indirect control of the Target) or (y) any existing indebtedness of Parent in connection therewith, but excluding the Equity Contribution and other types of indebtedness which do not in the ordinary course involve the use of an administrative agent, collateral agent, book-runner, arranger or syndication agent, such as capital lease and purchase money indebtedness.

(b) No other titles shall be awarded and no compensation (other than that expressly contemplated by the Debt Financing Letters) shall be paid in connection with the Facilities, unless mutually agreed upon otherwise.

Without limiting the foregoing, during the term of this Commitment, you shall not, and shall not permit any of your affiliates, directly or indirectly, to contact or use any other financial institution or other source of capital in connection with any financing referred to in Section 2(a) above unless expressly permitted hereby or otherwise mutually agreed upon.

3. Conditions Precedent.

(a) The closing of the Facilities, the making of the initial loans and other extensions of credit under the Facilities are conditioned solely upon satisfaction or waiver of each of the following conditions: (i) no banking moratorium shall have been declared by either federal or state authorities; (ii) the other conditions expressly set forth in Exhibit B to this Commitment Letter shall have been satisfied or waived by us; and (iii) except as disclosed in the Company Disclosure Schedule (as defined in the Acquisition Agreement), there shall not have been any event, development, change, effect, fact, condition, or circumstance since September 30, 2010 that, either individually or in the aggregate, has or would reasonably be expected to have a material adverse change in or material adverse effect on: the business, financial condition or continuing operations of the Acquired Business, taken as a whole (a “Material Adverse Effect”); provided that any effect that is generally applicable to (i) the businesses, industries and markets in which the Acquired Business operates, (ii) the economy in the United States or elsewhere in the world or (iii) the securities, credit or financial markets (including currency markets) in the United States or elsewhere in the world, in each case to the extent such effects do not have a materially disproportionate impact on the Acquired Business, taken as a whole, shall be excluded from the determination of Material Adverse Effect; and provided further that any adverse effect on the Acquired Business resulting from or arising out of (A) the execution of the Acquisition Agreement, the announcement of the Acquisition Agreement or the pendency or consummation of the Merger or Tender Offer or any litigation arising from or relating to the Acquisition Agreement or the Merger or Tender Offer, including allegations of a breach of fiduciary duty or other violation of applicable law, (B) any natural disaster or other force majeure event, outbreak or escalation of hostilities or acts of terrorism, sabotage, military action or war, (C) changes or proposed changes in any laws or accounting regulations or principles or interpretations thereof applicable to the Acquired Business, (D) (i) any action taken at the written request or with the written consent of Acquiror or Merger Sub, and with the written consent of the Arranger (which consent of the Arranger shall not be unreasonably withheld, conditioned or delayed), (ii) any action required or expressly permitted by the Acquisition Agreement or (iii) any action not taken by the Acquired Business due to Acquiror’s refusal to consent to such action under Section 6.1 of the Acquisition Agreement, which consent was unreasonably withheld, conditioned or delayed, and such action under this clause “(iii)” if taken would have been in the ordinary course of business, to the extent that the Arranger consents in writing to Acquiror’s refusal to provide such consent (which consent of the Arranger shall not be unreasonably withheld, conditioned or delayed), (E) any change in the Parent’s credit ratings or in any analyst’s recommendations with regard to the Borrower (provided that the

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underlying causes of such change may, to the extent applicable and not otherwise the subject of another exclusion set forth herein, be considered in determining whether there is a Material Adverse Effect), (F) any decline in the stock prices or trading volume of the shares of the Acquired Business or any failure by the Acquired Business to meet analysts’ or internal earnings estimates, business plans or financial projections for any period or periods (provided that the underlying causes of such decline or failure may, to the extent applicable and not otherwise the subject of another exclusion set forth herein, be considered in determining whether there is a Material Adverse Effect), and (G) any matters contemplated by Schedule 1.2 to the Acquisition Agreement, shall also be excluded from the determination of Material Adverse Effect.

(b) Notwithstanding anything in the Debt Financing Letters or any other agreement or undertaking concerning the financing of the Transactions to the contrary:

(i) the only representations and warranties relating to you and the Acquired Business the making of which shall be a condition to the availability of the Facilities on the Closing Date shall be (1) the Specified Representations (as defined below), and (2) the representations and warranties in the Acquisition Agreement made by the Parent and/or the Target which are material to our interests and the interests of the Lenders, but only to the extent that you have the right to terminate your obligations (other than indemnity and other obligations expressed to survive any termination of the Acquisition Agreement) under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement, and

(ii) the terms of the Loan Documents shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth in this Section 3 and in Exhibit B hereto are satisfied (it being understood that, to the extent any security interest in any Collateral (other than the pledge and perfection of the security interests in (1) the capital stock of the domestic subsidiaries of the Acquiror, (2) 65% of the capital stock of the first tier foreign subsidiaries of the Target to the extent required to be delivered under the Acquisition Agreement, or otherwise delivered, to the Acquiror or any of its affiliates on or before the Closing Date (other than any perfection or other similar actions required to be taken outside the United States), (3) the real property located at 10236 Charing Cross Road, Los Angeles, Los Angeles County, California 90024 (the “Mansion”), but subject to Mr. Hefner’s rights to continue to live at the Mansion during his lifetime (as discussed below) and certain other exceptions and encumbrances as described in the Title Policy referred to in Exhibit B, (4) all material intellectual property, including any trademarks or copyrights in material artworks, film or library collections (including customary access letters from the institutions that hold the master copies of any such works to the extent such access letters can be obtained through the use of commercially reasonable efforts) held by the Parent and its domestic subsidiaries (other than any perfection or other similar actions required to be taken outside the United States), and (5) other material assets of the Parent and its domestic subsidiaries with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code, and with respect to any material registered United States intellectual property, delivery to the Administrative Agent on or before the Closing Date of duly executed intellectual property security agreements and other documentation in appropriate form for filing and/or recordation, as applicable, that are necessary to cause the security interest granted under the Loan Documents in such intellectual property to be perfected (with the priority required under the Loan Documents under the laws of the United States) (other than any perfection or other similar actions required to be taken outside the United States)) is not provided and/or perfected on the Closing Date after your use of commercially reasonable efforts to do so, the granting and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered within 30 days after the Closing Date (or such later date as may be agreed by the Administrative Agent in its sole discretion). Notwithstanding anything to the contrary, the Administrative

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Agent shall exclude from the Collateral those assets as to which the Administrative Agent and the Borrower reasonably determine that the cost of obtaining such security interest or perfection thereof are excessive in relation to the benefit of the Lenders of the security to be afforded thereby.

For purposes hereof, “Specified Representations” means the representations and warranties set forth in Exhibit A hereto relating to existence, due organization, power and authority, the execution, delivery and enforceability of the Definitive Debt Documents (and execution and delivery not violating governing documents), Federal Reserve margin regulations, the Investment Company Act, solvency of the Borrower, the Guarantors (each as defined in Exhibit A hereto) and the Target (as calculated on a consolidated basis), no conflict with laws, consents and approvals necessary for the execution, delivery and performance of the Definitive Debt Documents, and, subject to the parenthetical in clause (b)(ii) in the immediately preceding sentence, creation and perfection of security interests in the Collateral.

4. Syndication.

(a) We reserve the right, at any time after execution of the definitive documentation for the Facilities, to syndicate all or part of our Commitments to third parties identified by us in consultation with you and the Sponsor, other than Competitors (as defined below) (collectively, the “Lenders”). “Competitor” shall mean (a) any primarily internet, publishing, motion picture, television, or home video company whose target demographic or audience is, and a significant portion of whose revenues are generated or derived from sales to, primarily adult males, (b) any company, a significant portion of whose revenues are generated or derived from adult content, (c) any company primarily in the business of the production, distribution, marketing, licensing, or exploitation of the contents or products of the entities described in items (a) and (b) above, and (d) any significant shareholder of any of the foregoing, excluding in each case bona fide diversified debt funds, financial advisors, hedge funds, institutional investors, investment banks, investment managers, principal investors, private equity investors, securities trading firms, and commercial lending entities (in each case, who are not natural persons) and any investment vehicles established by any of the foregoing. We hereby acknowledge that any such syndication efforts and the disclosure of any information in connection therewith shall be subject to the confidentiality provisions of the Debt Financing Letters and the NDA referred to below. You acknowledge that we may share the contents of the Debt Financing Letters to Lenders and potential Lenders during our syndication efforts; provided that the disclosure of any such information to any Lenders or prospective Lenders shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender that such information is being disseminated on a confidential basis (on substantially the terms set forth in the NDA or as is reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Confidential Information Memorandum or other marketing materials) in accordance with our standard syndication processes. Our Commitments shall be reduced dollar-for-dollar as and when corresponding commitments are received from any Lenders, provided that no such reduction shall relieve us of our obligation to fund on the Closing Date the portion of the Commitments so reduced to the extent any Lender fails to fund its Commitment on the Closing Date. We will exclusively manage all aspects of any syndication in consultation with you and the Sponsor, including decisions as to the selection of prospective Lenders to be approached, when they will be approached, when their commitments will be accepted, which prospective Lenders will participate, the allocation of the commitments among the Lenders, and the amount and distribution of fees. To assist us in our syndication efforts, you agree to prepare and provide (and to use your commercially reasonable efforts to cause the Sponsor and the Acquired Business to prepare and provide) promptly to us all customary information with respect to the Company, the Transactions and the other transactions contemplated hereby, including such Projections (defined below) as we may reasonably request in connection with the syndication of the Commitments; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to prepare and provide us with such information.

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(b) We intend to commence our syndication efforts promptly upon execution of this Commitment Letter, and you agree to assist us actively (and, in all events, using your commercially reasonable efforts) in reducing our (and our affiliates’) Commitments and outstanding credit extensions in respect of the Facilities to $15 million or less in the aggregate, provided that, notwithstanding anything to the contrary contained in the Debt Financing Letters, such reduction shall not be a condition to our commitments and undertakings under the Debt Financing Letters. Such assistance shall include:

(i) using your commercially reasonable efforts to make introductions and assist in discussions with contacts from your, the Sponsor’s, and the Acquired Business’ existing lending and investment banking relationships,

(ii) direct contact between your and the Sponsor’s senior management, representatives and advisors, on the one hand, and the senior management, representatives and advisors of the proposed Lenders, on the other hand (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, to cause direct contact between senior management, representatives and advisors of the Acquired Business, on the one hand, and the proposed Lenders, on the other hand),

(iii) the Sponsor’s and your assistance (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, to cause the Acquired Business to assist) in the preparation of one or more confidential information memoranda (each, a “Confidential Information Memorandum”), and other marketing materials to be used in connection with the syndication of our Commitments (together with all Confidential Information Memoranda, the “Materials”),

(iv) the provision to us of copies of any due diligence reports or memoranda prepared at your direction or at the direction of the Sponsor or any of your or its affiliates by legal, accounting, tax or other third party advisors in connection with the Acquisition, including in any event the delivery to us at least 45 days prior to the Closing Date of an updated quality of earnings report dated as of September 30, 2010 which shall be in form satisfactory to us (and which at our option may be prepared by a third party appraiser of our choice and at our instigation, provided that we hereby acknowledge that the quality of earnings report delivered to us dated as of June 30, 2010 is in form and substance satisfactory to us), to be shared with potential Lenders, subject to the delivery by us to you of customary non-disclosure agreements as shall be reasonably requested,

(v) not less than 25 days prior to the Closing Date, the obtaining of a corporate family rating for the Borrower from Moody’s Investors Service, Inc. (“Moody’s”) and a corporate credit rating for the Borrower from Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. (“S&P”), and monitored public ratings from each of Moody’s and S&P for the Facilities; provided, that we agree that obtaining any particular rating is not a condition to our commitments and undertakings under the Debt Financing Letters, and

(vi) the hosting, with us, of meetings with prospective Lenders at such times and in such places as we may reasonably request.

(c) You agree, at our request, to assist in the preparation of a version of any Materials consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Company or any of its securities for purposes of United States federal and state securities laws (such information and Materials, “Public Information”). In addition, you agree that, unless specifically labeled “Private – Contains Non-Public Information” or words to the similar

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effect, no Materials provided or approved by you for dissemination to potential Lenders in connection with the syndication of the Facilities, whether through an Internet website, electronically, in presentations, at meetings or otherwise, will contain any Material Non-Public Information (as defined below). Any information and documentation that is not Public Information is referred to herein as “Material Non-Public Information.” You acknowledge and agree that the following documents contain and shall contain solely Public Information (unless you notify us promptly that any such document contains Material Non-Public Information): (i) drafts and final Definitive Debt Documents with respect to the Facilities, (ii) administrative materials prepared by us and shared with you (unless such materials were provided by you) for prospective Lenders (including an investor meeting invitation, investor allocation, if any, and funding and closing memoranda), and (iii) notification of changes in the terms of the Facilities.

(d) You agree that our Commitments are expressly conditioned upon your satisfaction of the requirements of the foregoing provisions of this Section 4.

(e) You agree that all Materials and Information (as defined below) (including draft and execution versions of the Definitive Debt Documents and draft or final offering materials relating to contemporaneous or prior securities issuances by the Company) may be disseminated in accordance with our standard syndication practices (including through hard copy and via one or more internet sites (including an IntraLinks, SyndTrak or similar workspace), e-mail or other electronic transmissions). Without limiting the foregoing, you authorize, and will obtain contractual undertakings from the Acquired Business and the Sponsor to authorize, the use of your and their logos in connection with any such dissemination; provided that such authorization shall not give us any right to use such logos for any purpose other than in connection with such dissemination. You further agree that, at our expense, we may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of the Company and its affiliates (or any of them), (ii) our and our affiliates’ titles and roles in connection with the Transactions, and (iii) the amount, type and closing date of such Transactions.

5. Information. You represent, warrant and covenant that:

(a) all information (including the Materials, the “Information”), other than the Projections (as defined below) and other forward-looking information and information of a general economic or industry-specific nature, that has been or will be made available to us by or on behalf of you, the Sponsor or the Acquired Business or any of your or their respective representatives is or will be, when furnished, complete and correct in all material respects, provided that, prior to the Merger, all representations and warranties made under this subclause 5(a) with respect to Information made available by the Acquired Business shall only be made to the best of your knowledge,

(b) none of the Information shall, when furnished or on the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made, provided that, prior to the Merger, all representations and warranties made under this subclause 5(b) with respect to Information made available by the Acquired Business shall only be made to the best of your knowledge, and

(c) notwithstanding subclauses 5(a) and 5(b), all projections and other forward-looking information that have been or will be made available to us by or on behalf of you, the Sponsor or any of your respective representatives (collectively, the “Projections”) have been or will be prepared in

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good faith based upon (i) accounting principles consistent with the most recent historical audited financial statements of the Acquired Business and (ii) assumptions that are reasonable at the time made and at the time the related Projections are made available to us, it being recognized by the Jefferies Group (as defined below) and all Lenders that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized.

You agree that, if at any time any of the representations and warranties in the preceding sentence would be incorrect if the Information or Projections were then being furnished and such representations and warranties were then being made, you shall, at such time, supplement promptly such Information and/or Projections, as the case may be, in order that such representations and warranties will be correct under those circumstances.

You shall be solely responsible for Information, including the contents of all Materials. We (i) will be relying on Information and data provided by or on behalf of you or the Acquired Business or any of your or its representatives or otherwise available from generally recognized public sources, without having independently verified the accuracy or completeness of the same, (ii) do not assume responsibility for the accuracy or completeness of any such Information and data and (iii) will not make an appraisal of your assets or liabilities or the Acquired Business. You shall (i) furnish us with all Information and data that we may reasonably request in connection with our activities on behalf of you and your affiliates (including the Sponsor) and (ii) provide us full access, as reasonably requested, to your officers, directors, employees and professional advisors and use commercially reasonable efforts to provide us full access, as reasonably requested, to those of the Acquired Business; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to provide us full access, as reasonably requested, to such persons or entities.

6. Clear Market. You agree that, from the date hereof until the earlier of (a) the date on which we (and our affiliates) have reduced our Commitments and outstanding credit extensions in respect of the Facilities to $15 million or less in the aggregate and (b) the date that is 120 days after the Closing Date (the earlier of (a) or (b), the “Clear Market Period”), you and your affiliates will not, and, following the consummation of the Acquisition, you will not permit the Acquired Business or any of its affiliates to, directly or indirectly, (i) syndicate, place, sell or issue, (ii) attempt or offer to syndicate, place, sell or issue, (iii) announce or authorize the announcement of the syndication, placement, sale or issuance of, or (iv) engage in discussions concerning the syndication, placement, offering, sale or issuance of, any debt facility, or debt of you, the Acquired Business or any of your or its respective affiliates (in each case, other than (x) the debt facilities included in the Transactions and (y) debt facilities of the Sponsor itself or other portfolio companies of the Sponsor or of equity investors and other affiliates of such investors in funds managed by the Sponsor, in each case unrelated to the Transactions), including any renewals or refinancings of any existing debt facility, without our prior written consent, which may be given or withheld in our sole discretion.

7. Fees and Expenses. As consideration for the Commitments and our other undertakings hereunder, you hereby agree to pay or cause to be paid to us the fees, expenses and other amounts set forth in the Debt Financing Letters.

8. Indemnification and Waivers. As consideration for the Commitments and our other undertakings hereunder, you agree to the provisions with respect to indemnification, waivers and other matters contained in Annex B hereto, which is hereby incorporated by reference in this Commitment Letter.

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9. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither the existence of this Commitment Letter or any other Debt Financing Letter nor any of their terms or substance will be disclosed, directly or indirectly, to any other person or entity except (a) as required by applicable law or compulsory legal process (it being understood that subject to clause (e) below, this clause (a) shall not permit the disclosure of the Fee Letter in public filings with the U.S. Securities Exchange Commission or similar filings with other governmental agencies), in which case you agree to inform us promptly of such compulsory legal process and to cooperate with us in securing a protective order in respect thereof, (b) to your and the Sponsor’s respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions, (c) to rating agencies in connection with their review of the Facilities or the Company (in each case on a confidential and need-to-know basis and only in connection with the Transactions), (d) the information contained in this Commitment Letter may be disclosed in any Confidential Information Memorandum, and (e) this Commitment Letter (but not any other Debt Financing Letter (other than the existence of the Engagement Letter and Section 2 of the Fee Letter and the other terms of the Fee Letter described in the following sentence)) may be disclosed to the Acquired Business and its officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential and need-to-know basis and only in connection with the Transactions. Notwithstanding anything herein to the contrary, you may disclose the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials or public filings.

10. Conflicts of Interest. You acknowledge and agree that:

(a) we and/or our affiliates and subsidiaries (the “Jefferies Group”), in our and their respective capacities as principal or agent are involved in a wide range of commercial banking and investment banking activities globally (including investment advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) our interests and duties hereunder and (ii) the duties or interests or other duties or interests of another member of the Jefferies Group,

(b) we and any other member of the Jefferies Group may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on our or its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), and may retain for our or its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of the Jefferies Group is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such confidential information shall not be shared with, or used by, us or any other member of the Jefferies Group in performing services or providing advice to any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used between and within our divisions or divisions of other members of the Jefferies Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose,

(c) information that is held elsewhere within us or the Jefferies Group, but of which none of the individual directors, officers or employees having primary responsibility for the consummation of the transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining our responsibilities to you hereunder,

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(d) neither we nor any other member of the Jefferies Group shall have any duty to disclose to you, or utilize for your benefit, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on our or its own account or otherwise) or otherwise carrying on our or its business,

(e) (i) neither we nor any of our affiliates have assumed any advisory responsibility or any other obligation in favor of the Company or any of its affiliates except the obligations expressly provided for under the Debt Financing Letters or other financing or similar letters on other non-related transactions, (ii) we and our affiliates, on the one hand, and the Company and its affiliates, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does the Company or any of its affiliates rely on, any fiduciary duty on the part of us or any of our affiliates and (iii) we are (and are affiliated with) full service financial firms and as such may effect from time to time transactions for our own account or the account of customers, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter (and, in particular, we and any other member of the Jefferies Group may at any time hold debt or equity securities for our or its own account in the Company). With respect to any securities and/or financial instruments so held by us, any of our affiliates or any of our respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to (i) any breach or alleged breach of fiduciary duty or (ii) any conflict of interest arising from such transactions, activities, investments or holdings, or arising from our failure or the failure of any of our affiliates to bring such transactions, activities, investments or holdings to your attention, and

(f) neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Debt Financing Letters, and neither we nor our affiliates shall have responsibility or liability to you with respect thereto. Any review by us, or on our behalf, of the Company, the Transactions, the other transactions contemplated by the Debt Financing Letters or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

11. Choice of Law; Jurisdiction; Waivers. The Debt Financing Letters shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law), provided, however, that the interpretation of the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement) (and whether or not a Material Adverse Effect has occurred) in the Debt Financing Letters shall be governed by and construed in accordance with the governing law of the Acquisition Agreement, regardless of the laws that might otherwise govern applicable principles of conflicts of law thereof. To the fullest extent permitted by applicable law, you and we hereby irrevocably submit to the exclusive jurisdiction of any New York State court or federal court sitting in the County of New York and the Borough of Manhattan in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Debt Financing Letter and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to your address set forth above. You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You and we hereby waive, to the fullest extent permitted by

11

applicable law, any right to trial by jury with respect to any claim, suit, action or proceeding arising out of or relating to the Debt Financing Letters, any of the Transactions or any of the other transactions contemplated hereby or thereby. The provisions of this Section 11 are intended to be effective upon the execution of this Commitment Letter without any further action by you, and the introduction of a true copy of this Commitment Letter into evidence shall be conclusive and final evidence as to such matters.

12. Miscellaneous.

(a) This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile, PDF or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.

(b) You may not assign any of your rights or obligations under this Commitment Letter without our prior written consent, which may be given or withheld in our sole discretion (and any purported assignment without such consent, at our sole option, shall be null and void). We may at any time and from time to time assign all or any portion of our Commitments hereunder to one or more of our affiliates or, in consultation with you and the Sponsor, to one or more Lenders, whereupon we shall be released from the portion of our Commitments hereunder so assigned; provided that such assignment shall not relieve us of our obligation to fund such assigned Commitments on the Closing Date. Any and all obligations of, and services to be provided by, us hereunder (including the Commitments) may be performed, and any and all of our rights hereunder may be exercised, by or through any of our affiliates or branches and we reserve the right to allocate, in whole or in part, to our affiliates or branches certain fees payable to us in such manner as we and our affiliates may agree in our and their sole discretion; provided that such assignment shall not relieve us of our obligation to fund such assigned Commitments on the Closing Date. You further acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information relating to the Transactions, you, the Acquired Business or the Sponsor (and your and their respective affiliates), or any of the matters contemplated in the Debt Financing Letters; provided that such affiliates shall be informed of and bound by the confidentiality provisions contained in the Debt Financing Letters and the NDA referred to below.

(c) This Commitment Letter has been and is made solely for the benefit of you, us and the indemnified persons (as defined in Annex B hereto) and your, our and their respective successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and our agreements contained herein.

(d) The Debt Financing Letters set forth the entire understanding of the parties hereto as to the scope of the Commitments and our obligations hereunder and thereunder. The Debt Financing Letters supersede all prior understandings and proposals, whether written or oral, between us and you relating to any financing or the transactions contemplated hereby and thereby, except for the currently existing non-disclosure agreement between us (the “NDA”), which shall survive the execution of the Debt Financing Letters and shall govern with respect to any provision thereof which conflicts with any provision contained in the Debt Financing Letters.

(e) During the term of this Commitment Letter and for a period of 180 days after the termination or expiration hereof, we agree that neither we nor any of our affiliates shall arrange or provide (or contemplate arranging or providing) a committed form of acquisition financing to other potential purchasers of the Acquired Business.

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(f) Subject to the confidentiality provisions contained in the Debt Financing Letters and the NDA, you agree that we or any of our affiliates may disclose information about the Transactions to market data collectors and similar service providers to the financing community.

(g) We hereby notify you and, upon its becoming bound by the provisions hereof, each other Credit Party (as defined in Exhibit A hereto), that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time, the “Patriot Act”), we and each Lender may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name, address, tax identification number and other information regarding the Credit Parties that will allow us or such Lender to identify the Credit Parties in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and each Lender. You agree that we shall be permitted to share any or all such information with the Lenders.

13. Amendment; Waiver. This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto. No waiver by any party of any breach of, or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time. To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Commitment Letter and the breach or provision being waived.

14. Credit Parties to Become Parties. You shall cause each of the Credit Parties to become jointly and severally liable, effective upon the closing of the Acquisition, for any and all of your liabilities and obligations relating to, or arising out of, any of your duties, responsibilities and obligations under the Debt Financing Letters.

15. Surviving Provisions. Notwithstanding anything to the contrary in this Commitment Letter: (i) Sections 7 to and including 16 hereof shall survive the expiration or termination of this Commitment Letter, regardless of whether the Definitive Debt Documents have been executed and delivered or the Transactions consummated, (ii) Sections 7 to and including 13 hereof shall survive execution and delivery of the Definitive Debt Documents and the consummation of the Transactions and (iii) Sections 4 and 6 shall survive for the Clear Market Period described in Section 6.

16. Acceptance, Expiration and Termination. Please indicate your acceptance of the terms of the Debt Financing Letters by returning to us executed counterparts of the Debt Financing Letters not later than 5:00 p.m., New York City time, on January 9, 2011 (the “Deadline”). The Debt Financing Letters are conditioned upon your contemporaneous execution and delivery to us, and the contemporaneous receipt by us, of executed counterparts of each Debt Financing Letter on or prior to the Deadline. Upon execution of the Debt Financing Letters, it is the express intention of the parties thereto to be bound by the terms and conditions of the Debt Financing Letters. This Commitment Letter will expire in the event that you have not returned executed counterparts of the Debt Financing Letters to us by the Deadline. Thereafter, except with respect to any provision that expressly survives pursuant to Section 15, this Commitment Letter (but not the other Debt Financing Letters) will terminate automatically on the earliest of (i) the date of the termination or abandonment of the Acquisition, (ii) the closing of the Acquisition, (iii) the acceptance by the Parent or any of its affiliates (or any of their respective equityholders) of an offer for all or any substantial part of the capital stock or property and assets of the Acquired Business (or Target or Parent) other than as part of the Transactions, and (iv) 5:00 p.m., New York City time, on the date that is 120 days after the execution of this Commitment Letter. Prior to such date, we may terminate this Commitment Letter upon the breach by you of any of your material obligations under this Commitment Letter.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

JEFFERIES FUNDING, INC.

By:	/s/ Charles Hendrickson
	Name:	Charles Hendrickson
	Title:	Treasurer

Accepted and agreed to as of the date first above written:

ICON ACQUISITION HOLDINGS, L.P.
By: Icon Acquisition Holdings LLC, its General Partner

By:	/s/ Bernhard L.Kohn III
	Name:	Bernhard L.Kohn III
	Title:	Vice President and Chief Financial Officer

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ANNEX A TO COMMITMENT LETTER

SOURCES AND USES OF FUNDS

($ millions)

SOURCES		USES
Debt Facilities	$160,800,000	Cash purchase price of Acquired Business/Payment for Tendered Shares*	$217,700,000
Sponsor Equity Contribution*	$111,400,000	Refinancing of Existing Debt of Acquired Business*	$115,800,000
Rollover Equity Contribution*	$75,700,000	Estimated Fees and Expenses*	$24,000,000
Unrestricted Cash on Hand*	$14,600,000	Minimum Cash on Closing Date	$5,000,000

Total Sources	$362,500,000	Total Uses	$362,500,000

The Revolving Credit Facility will be undrawn on the Closing Date (other with respect to any existing outstanding letters of credit of the Acquired Business (currently totaling approximately $800,000) which will remain outstanding on the Closing Date or be replaced or backstopped by letters of credit under the Revolving Credit Facility).

* The items are approximate numbers and are subject to adjustments reasonably determined by the Sponsor prior to the Marketing Period.

* * *

Annex A-1

ANNEX B TO COMMITMENT LETTER

INDEMNIFICATION AND WAIVER

Except as otherwise defined in this Annex B, capitalized terms used but not defined herein have the meanings assigned to them elsewhere in this Commitment Letter.

The Acquiror (“you”) hereby agrees (i) to indemnify and hold harmless Jefferies Funding, Inc. (collectively, “we” or “us”), the Lenders in the Debt Financing and each of our and their respective affiliates and subsidiaries (including Jefferies & Company, Inc. (“Jefco”)) and each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons of each of the foregoing (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) to which any such indemnified person, directly or indirectly, may become subject arising out of, relating to, resulting from or otherwise in connection with the Debt Financing Letters, the Debt Financing, the use of the proceeds therefrom, the Transactions, any of the other transactions contemplated by the Debt Financing Letters, or any action, claim, suit, litigation, investigation, inquiry or proceeding (each, a “Claim”) directly or indirectly arising out of, relating to, resulting from or otherwise in connection with any of the foregoing, regardless of whether any indemnified person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party and (ii) to reimburse each indemnified person promptly upon written demand at any time and from time to time for all reasonable and documented out-of-pocket legal and other expenses of one firm of counsel for all indemnified persons, and if necessary, one firm of specialty counsel and/or one firm of local counsel in each appropriate jurisdiction, in each case for all indemnified parties incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any Claim directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with any of the foregoing (including in connection with the enforcement of the indemnification obligations and waivers set forth in this Annex B); provided, however, that no indemnified person will be entitled to indemnity hereunder in respect of any Loss to the extent that (a) it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Loss resulted primarily and directly from (x) the gross negligence or willful misconduct of such indemnified person or (y) a material breach of our obligations to provide the financing described in this Commitment Letter or (b) such Loss arises out of, or in connection with, any proceeding that does not involve or allege an act or omission by you and that is brought by an indemnified person against any other indemnified person (each of the prior clauses (a) and (b) being referred to herein as an “Excluded Loss”). You shall not be liable for any settlement of any proceeding effected without your written consent (such consent not to be unreasonably withheld or delayed), but if settled with such consent or if there shall be a final judgment against an indemnified person, you shall, subject to the proviso in the preceding sentence, indemnify such indemnified person from and against any loss or liability by reason of such settlement or judgment. In addition, in no event will any indemnified person be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings), whether, directly or indirectly, as a result of any failure to fund all or any portion of the Debt Financing or otherwise arising out of, relating to, resulting from or otherwise in connection with the Debt Financing or arising out of, relating to, resulting from or otherwise in connection with any Claim or otherwise. In addition, no indemnified person will be liable for any damages arising from the use by unauthorized persons of Information, Projections or other Materials sent through electronic, telecommunications or other information transmission systems that are intercepted or otherwise obtained by such persons, other than as found by a final non-appealable judgment of a court of competent jurisdiction to have resulted primarily and directly from the gross negligence or willful misconduct of such indemnified person.

Annex B-1

You shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in which any indemnified person is or could reasonably be a party and as to which indemnification or contribution could reasonably have been sought by such indemnified person hereunder whether or not such indemnified person is a party to any Debt Financing Letter, unless (i) such indemnified person has given its prior written consent, which may be given or withheld in their sole discretion or (ii) the settlement, compromise, consent or termination includes an express unconditional release of such indemnified person from all Losses, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such Claim.

If for any reason (other than for an Excluded Loss as provided above) the foregoing indemnity is unavailable to an indemnified person or insufficient to hold an indemnified person harmless, then you, to the fullest extent permitted by law, shall contribute to the amount paid or payable by such indemnified person as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received by you and your security holders, on the one hand, and by us and all indemnified persons, on the other hand, from the Transactions or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by you and your security holders, on the one hand, and us and all indemnified persons, on the other hand, but also the relative fault of you and your security holders, on the one hand, and us and all indemnified persons, on the other hand, as well as any relevant equitable considerations. Notwithstanding the provisions hereof, the aggregate contribution of all indemnified persons to all Losses (other than Excluded Losses) shall not exceed the amount of fees actually received by us pursuant to the Fee Letter. For the purposes of this paragraph, it is hereby further agreed that (i) the relative benefits to you, on the one hand, and us, on the other hand, with respect to the Transactions shall be deemed to be in the same proportion as (x) the total value paid or received or contemplated to be paid or received by you, your equityholders and/or your or their respective affiliates, as the case may be, in the Transactions, whether or not the Transactions are consummated, bears to (y) the fees actually paid to us under the Fee Letter and (ii) the relative fault of you, on the one hand, and us, on the other hand, with respect to the Transactions shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by you, any of your affiliates and/or any of your or their respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons (collectively, the “Acquiror Group”) or by us, as well as your and our relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

If any action or proceeding is brought against any indemnified person in respect of which indemnity may be sought against you pursuant hereto, or if any indemnified person receives notice from any potential litigant or a claim which such person reasonably believes will result in the commencement of such action or proceeding, such indemnified person shall promptly notify you in writing of the commencement of such action or proceeding, or of the existence of any such Claim, but the failure so to notify you of any such action or proceeding shall not relieve you from any obligation or liability which it may have to any indemnified person, except to the extent that you demonstrate that defense of such action is materially prejudiced thereby. In case any such action or proceeding shall be brought against any indemnified person, you shall be entitled to assume the defense of such action or proceeding with counsel of your choice; provided however that such counsel shall be satisfactory to the indemnified person in the exercise of its reasonable judgment. Notwithstanding your election to assume the defense of such action or proceeding, such indemnified person shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and you shall bear the reasonable and documented fees, costs and out-of-pocket expenses of such separate counsel (and shall pay such fees, costs and expenses at least quarterly), if (a) the use of counsel chosen by you to represent such indemnified person would, in the reasonable judgment of the indemnified person, present such counsel with a conflict of interest; (b) you

Annex B-2

shall not have employed counsel satisfactory to such indemnified person in the exercise of the indemnified person’s reasonable judgment to represent such indemnified person within a reasonable time after notice of the institution of such action or proceeding; or (c) you shall authorize such indemnified person to employ separate counsel at your expense.

The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability you may have to any indemnified person at law, in equity or otherwise, (ii) shall survive the expiration or termination of the Debt Financing Letters (notwithstanding any other provision of any Debt Financing Letter or the Definitive Debt Documents), (iii) shall apply to any modification, amendment, waiver or supplement of our and any of our affiliates’ commitment and/or engagement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of us or any other indemnified person and (v) shall be binding on any successor or assign of you and the successors or assigns to any substantial portion of your business and assets.

* * *

Annex B-3

EXHIBIT A TO COMMITMENT LETTER

SUMMARY OF TERMS OF CREDIT FACILITIES

Set forth below is a summary of certain of the terms of the Facilities and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit A have the meanings set forth elsewhere in this Commitment Letter.

I.	Parties

Borrower	Initially, Merger Sub; provided that immediately following the Merger, by operation of law, Target shall become the borrower (the “Borrower”).

Guarantors	The direct parent company of the Borrower (the “Parent”) and each of the Borrower’s direct and indirect majority owned subsidiaries (but excluding any subsidiary that is a “controlled foreign corporation” within the meaning of section 957 of the United States Tax Code of 1986, as amended (a “CFC”)) (collectively, the “Guarantors;” the Borrower and the Guarantors, collectively, the “Credit Parties”).

Sole Lead Arranger and Sole Book Runner	Jefferies Funding and/or one or more of its affiliates (in such capacities, the “Arranger”). The Arranger will perform the duties customarily associated with such role.

Sole Syndication Agent	Jefferies Funding and/or one or more of its affiliates (in such capacity, the “Syndication Agent”). The Syndication Agent will perform the duties customarily associated with such role.

Administrative Agent	Jefferies Funding and/or one or more of its affiliates (in such capacity, the “Administrative Agent”). The Administrative Agent will perform the duties customarily associated with such role.

Collateral Agent	Jefferies Funding and/or one or more of its affiliates (in such capacity, the “Collateral Agent”). The Collateral Agent will perform the duties customarily associated with such role.

Lenders	A syndicate of banks, financial institutions and other entities (collectively, the “Lenders”) arranged by the Arranger in consultation with the Sponsor.

Closing Date	The date, on or before the date on which the Commitments are terminated in accordance with Section 16 of this Commitment Letter, on which the

Exhibit A-1

Acquisition is consummated (the “Closing Date”).

Loan Documents	The definitive documentation governing or evidencing the Facilities (collectively, the “Loan Documents”).

II.	Types and Amounts of Facilities

Term Loan Facility	A 6-year term loan facility (the “Term Loan Facility”) in an aggregate principal amount equal to $160 million (the loans thereunder, the “Term Loans”). The Term Loans shall be repaid, without premium or penalty, during each year, in an aggregate principal amount per year equal to 1% of the aggregate Commitments in respect of the Term Loan Facility, such amounts to be payable in equal quarterly installments, with the remainder due at maturity.

The full amount of the Term Loan Facility shall be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

Use of Proceeds	The proceeds of the Term Loans borrowed on the Closing Date will be used to finance, in part, the Acquisition, to finance the Refinancing of the Existing Debt of the Acquired Business and to pay fees and expenses in connection with the foregoing.

Revolving Credit Facility	A 5-year revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Facilities”) in an aggregate principal amount of up to $20 million (but in no event less than $10 million; the loans thereunder, the “Revolving Credit Loans” and, together with the Term Loans, the “Loans”).

Maturity	The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the 5th anniversary of the Closing Date (the “Revolving Credit Termination Date”); provided that no portion of the Revolving Credit Facility may be utilized to pay amounts owing to effect the Acquisition or the Refinancing or to pay the fees and expenses incurred in connection therewith except to the extent of Letters of Credit issued under the Revolving Credit Facility to replace or backstop existing letters of credit of the Acquired Business. Amounts repaid under the Revolving Credit Facility may be reborrowed.

Letters of Credit	A portion of the Revolving Credit Facility not in excess of $2.5 million shall be available for the issuance of standby letters of credit (the “Letters of Credit”) by one

Exhibit A-2

or more Lenders or affiliates of Lenders to be selected by the Administrative Agent in consultation with the Sponsor (each such Lender in such capacity, an “Issuing Lender”), which Letters of Credit shall be risk participated to all Lenders with commitments under the Revolving Credit Facility, to support obligations of the Borrower and its majority owned subsidiaries satisfactory to the Arranger and the Issuing Lender. The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. No Letter of Credit shall have an expiration date after the earlier of (i) one year after the date of issuance and (ii) five business days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis based on their respective Revolving Credit Facility commitments.

Swing Line Loans	A portion of the Revolving Credit Facility not in excess of $2 million shall be available on same-day notice for swing line loans (the “Swing Line Loans”) from a Lender to be selected by the Administrative Agent in consultation with the Sponsor (in such capacity, the “Swing Line Lender”). Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Use of Proceeds	The proceeds of the Revolving Credit Loans will be used for working capital, capital expenditures, and other lawful corporate purposes of the Borrower and its subsidiaries in the ordinary course of business. The Revolving Credit Facility will be undrawn at closing (other than any existing outstanding letters of credit of the Acquired Business which will be replaced or backstopped by letters of credit under the Revolving Credit Facility). Letters of Credit will be used to support payment and performance obligations incurred in the

Exhibit A-3

ordinary course of business by the Borrower and its subsidiaries.

III.	Certain Payment Provisions

Fees and Interest Rates	As set forth on Annex A-I hereto.

Optional Prepayments and Commitment Reductions	Optional prepayments of borrowings under the Facilities and optional reductions of the unutilized portion of the commitments under the Facilities will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty (subject to (i) payment of any amounts provided for below in this Exhibit A under the caption “Pricing Protection on Term Loans” and (ii) reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans other than on the last day of the relevant interest period).

Mandatory Prepayments and Commitment Reductions	The following amounts will be applied to prepay the Term Loans or to prepay the Revolving Credit Loans (or if none, to cash collateralize Letters of Credit under the Revolving Credit Facility):

•    100% of the net proceeds of any sale or issuance of equity by, or capital contribution to, the Parent, with exceptions to be agreed upon (including, without limitation, customary exceptions relating to proceeds used for acquisitions and equity infusions by the Sponsor (other than Equity Cure Contributions and any required EBITDA Paydown) to the extent no default or event of default then exists or would be caused by such capital contribution);

•    100% of the net proceeds of any incurrence of indebtedness after the Closing Date by the Parent or any of its subsidiaries (other than permitted indebtedness);

•    100% of the net proceeds of any sale or other disposition of assets by any of the Parent’s subsidiaries (including (i) as a result of casualty or condemnation (provided that up to $12.5 million of casualty proceeds related to casualty or condemnation of the Mansion may be applied to restore the Mansion) and (ii) any issuance or sale of equity by any of the Parent’s subsidiaries), other than the following (which shall in no event exceed $40 million in the aggregate and be subject to other limitations to be agreed): (a) the net proceeds (which

Exhibit A-4

for purposes of this subclause (ii)(a), net proceeds shall also be net of up to $5 million in costs related to lease terminations, transponder terminations and employment severance arising in connection with such non-core asset sales) of any sale or other disposition within 12 months following the Closing Date of certain non-core assets from domestic subsidiaries identified by the Sponsor to the Arranger prior to the Closing Date which will be applied to pay down the Facility as follows: (x) 25% of the net proceeds of any such sale or other disposition may be used to fund restructuring initiatives or reinvested in other long-term assets used or useful in the business of the Borrower or any of its subsidiaries within 180 days following the receipt of the proceeds of such sale or disposition, and (y) at least 75% of the net proceeds of any such sale or other disposition shall be immediately applied to prepay the Term Loans or the Revolving Credit Loans and (b) net proceeds of any sale or other disposition of assets by foreign subsidiaries to the extent prepayments of such proceeds would result in adverse tax consequences as reasonably determined by the Borrower, which adverse tax consequences cannot be avoided through the commercially reasonable efforts of the Borrower, in which case 100% of the net proceeds of any such sale other disposition may be used to fund restructuring initiatives or reinvested in other long-term assets used or useful in the Business of the Borrower or any of its subsidiaries within 180 days following the receipt of the proceeds of such sale or disposition; provided that in the case of (a) and (b) above, if such net proceeds are not used to fund restructuring initiatives or reinvested in other long-term assets used or useful in the business of the Borrower or any of its subsidiaries within 180 days following the receipt of the proceeds of such sale or disposition, such proceeds shall be immediately applied to prepay the Term Loans or the Revolving Credit Loans; and

•      50% of “excess cash flow” (to be defined in a manner to be mutually agreed upon, but in any event consistent with the Projections delivered prior to the date hereof and including reductions to the amount of excess cash flow required to be paid due to (i) cash costs for restructuring, (ii) voluntary prepayments of the Facilities, (iii) tax distributions, and (iv) certain other considerations to be agreed with respect to foreign subsidiaries) for each fiscal

Exhibit A-5

year of the Borrower (commencing with the portion of the 2011 fiscal year following the Closing Date), subject to limitations to be agreed.

• 100% of any “Equity Cure Contributions” (as defined below).

All such mandatory prepayments shall be applied without premium or penalty (except for breakage costs, if any) and shall be applied in the following order: first, to the prepayment of the Term Loan Facility on a pro rata basis, and second, to the Revolving Credit Facility (including to cash collateralize outstanding Letters of Credit) (without a reduction of the commitments thereunder, unless a default or event of default has occurred and is then continuing)

The Revolving Credit Loans will be prepaid and the Letters of Credit will be cash collateralized to the extent such extensions of credit at any time exceed the amount of the commitments in respect of the Revolving Credit Facility. Upon the occurrence of a “change of control” (to be defined in a manner to be agreed upon), all commitments under the Facilities shall terminate and all outstanding Loans shall become due and payable.

Pricing Protection on Term Loans	The Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the Term Loans that occurs on or before the first anniversary of the Closing Date, in an amount not to exceed 1.0% of the principal amount of the Term Loans subject to such Repricing Event. The term “Repricing Event” shall mean (i) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of term loans bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to the Term Loans (as such comparative rates are determined by the Administrative Agent) and (ii) any amendment to the Term Loan Facility that, directly or indirectly, reduces the “effective” interest rate applicable to the Term Loans (in each case, with upfront fees being equated to interest rate margins in a manner consistent with generally accepted financial practice based on an assumed four year life to maturity).

IV.	Collateral and Guarantees

Collateral	Subject to Section 3(b)(ii) of this Commitment Letter, the obligations of each Credit Party in respect of the Facilities and any interest rate hedging obligations of the

Exhibit A-6

Borrower owed to a Lender or its affiliates or to an entity that was a Lender or an affiliate of a Lender at the time of such transaction (“Permitted Secured Hedging Obligations”) will be secured by a perfected first priority security interest in substantially all of its tangible and intangible assets, including intellectual property, real property, licenses, permits, intercompany indebtedness (which shall be evidenced by a subordinated promissory note) and all of the capital stock of each Credit Party (other than the Parent), and no capital stock of any foreign subsidiary shall be required to be pledged other than 65% of the capital stock of the first tier foreign subsidiaries) subject to customary exclusions for certain assets (collectively, the “Collateral”).

All such security interests will be created pursuant to documentation reasonably satisfactory in all respects to the Collateral Agent (including, in the case of real property, by customary items such as reasonably satisfactory Title Policy (as defined below) and surveys) and, on the Closing Date, subject to the provisions of Paragraph 3(b) of the Commitment Letter, such security interests shall have become perfected (or arrangements for the perfection thereof reasonably satisfactory to the Collateral Agent shall have been made) and the Collateral Agent shall have received satisfactory evidence as to the enforceability and priority thereof.

Notwithstanding anything to the contrary, the Collateral shall exclude (i) any fee or leasehold interests with a value of less than an amount to be mutually agreed upon, (ii) motor vehicles and other assets subject to certificates of title, (iii) those assets over which the granting of security interests in such assets would be prohibited by contract (including customary permitted liens, leases and licenses), applicable law or regulation or the organizational documents (in each case, except to the extent such prohibition is enforceable after giving effect to applicable provisions of the Uniform Commercial Code) or to the extent that such security interests would result in materially adverse tax consequences as reasonably determined by the Borrower, and the Credit Parties shall not be required to perfect security in any Collateral consisting of (w) letter of credit rights or commercial tort claims with a value below an amount to be mutually agreed upon, (x) deposit and securities accounts with a de minimis average balance, (y) those assets as to which the Administrative Agent and the Borrower agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded

Exhibit A-7

thereby, and (z) other exceptions to be mutually agreed upon.

Guarantees	The Guarantors will unconditionally guarantee the obligations of each Credit Party in respect of the Facilities and, to the extent requested by the Arranger, the Permitted Secured Hedging Obligations (the “Guarantees”). Such Guarantees will be in form and substance reasonably satisfactory to the Administrative Agent and the Arranger. All Guarantees shall be guarantees of payment and performance, and not of collection.

V.	Other Provisions

Representations and Warranties	Customary for facilities and transactions of this type (as mutually agreed upon, but in all respects consistent with the other terms of this Commitment Letter), including, subject to customary and usual materiality qualifications, as to: organization, status and powers; authorization, execution, delivery and enforceability of Loan Documents; no conflicts; financial statements, projections and other information; no material adverse effect; properties; intellectual property; equity interests and subsidiaries; litigation and compliance with laws (including regulatory matters); organizational documents, contractual obligations and material agreements; federal reserve regulations; Investment Company Act of 1940, as amended, and other laws restricting incurrence of debt; use of proceeds; taxes; accuracy and completeness of disclosure; labor matters; solvency; employee benefit plans and ERISA; environmental matters; insurance; security documents and validity, perfection and priority of security interests in the Collateral; acquisition documents; with respect to artworks, valid provenance and absence of liens (other than customary permitted liens); and anti-terrorism laws, money laundering activities and dealing with embargoed persons.

Affirmative Covenants	Customary for facilities and transactions of this type (as mutually agreed upon), including as to: delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates and other information; notices of default, certain litigation and other material events (including material events under material contracts); existence; maintenance of business and properties; insurance (including naming the Collateral Agent as loss payee on any insurance policy covering artworks); payment and performance of obligations and taxes; employee benefits and ERISA; maintaining records; access to properties and inspections; use of

Exhibit A-8

proceeds; compliance with laws (including environmental laws and other regulatory matters); environmental reports; interest rate protection; additional collateral and additional guarantors; security interests; further assurances; information regarding collateral; maintenance of corporate separateness, post-closing matters (if any); regulatory matters; holding an annual lenders’ conference call; and maintenance of monitored public ratings for the Facilities and corporate family/corporate credit ratings.

Negative Covenants	Customary for facilities and transactions of this type (as mutually agreed upon and subject to customary carve outs), including limitations on: indebtedness (including mandatorily redeemable equity interests, guarantees and other contingent obligations with a carve out to permit the Parent’s outstanding 3% Convertible Senior Subordinated Notes due 2025 (the “Convertible Notes”) to remain outstanding for 60 days pending payment to the holders thereof in response to the change of control put of each holder but requiring a mandatory prepayment of Loans on a dollar-for-dollar basis to the extent outstanding thereafter); liens (other than customary permitted liens); sale and leaseback transactions; investments, loans and advances; certain asset sales; mergers, acquisitions, consolidations, liquidations and dissolutions; dividends and other payments in respect of equity interests and other restricted payments (which shall permit payments to Parent with respect to taxes); non-arms’ length transactions with affiliates; capital expenditures; prepayments, redemptions and repurchases of other indebtedness; material modifications of organizational documents, acquisition documents, debt instruments and certain other documents; certain restrictions on subsidiaries; limitations on issuance of capital stock and creation of subsidiaries; limitations on business activities; limitations on accounting changes; changes in fiscal year and fiscal quarter; lease obligations; no further negative pledges; anti-terrorism laws, money laundering activities and dealing with embargoed person; and limitations on holding a material portion of the Collateral in non-U.S. jurisdictions (to the extent such Collateral is not already held in such jurisdictions as of the Closing Date). Special purpose “holding company” covenants shall apply at all times to the Parent.

Financial Covenants	The following financial covenants: (a) maximum Total Leverage Ratio, (b) minimum interest coverage ratio and (c) with respect to the period ending on the last day of the fourth full fiscal quarter following the Closing Date,

Exhibit A-9

minimum EBITDA of $45 million, provided that EBITDA for such period shall be calculated on an annualized basis for the final two fiscal quarters of such test period (provided that if EBITDA is less than $45 million for such period, RT-Icon Holdings or one of its affiliates shall contribute cash in exchange for common equity of the Borrower on terms reasonably satisfactory to the Administrative Agent in an amount equal to $10 million and such equity shall be used to prepay the principal amount of Term Loans, which prepayment shall not be subject to any prepayment premium or penalty (the “EBITDA Paydown”), which EBITDA Paydown shall cure any default which would have otherwise resulted from the Borrower’s failure to achieve EBITDA of $45 million for such period). The covenant levels for Total Leverage Ratio and interest coverage ratio with respect to each fiscal year will be set with a cushion to be agreed. EBITDA will be calculated and defined as set forth on Annex A-2 to Exhibit A to this Commitment Letter. The financial covenants shall be tested quarterly, beginning with the first full fiscal quarter after the Closing Date.

Interest Rate Management	On the Closing Date, an amount equal to 50% of the aggregate principal amount of the Facilities (other than the Revolving Credit Facility) shall be hedged for a period to be mutually agreed upon and on terms consistent with the then prevailing market rates and reasonably satisfactory to the Administrative Agent with a Lender or an affiliate of a Lender reasonably acceptable to the Administrative Agent.

Events of Default	Customary for facilities and transactions of this type (as mutually agreed upon) (in certain cases, subject to customary and appropriate grace and cure periods and materiality thresholds to be agreed upon), including as to: nonpayment of principal when due; nonpayment of interest, fees or other amounts when due; inaccuracy of representations and warranties in any material respect; violation of covenants; cross-default and cross-acceleration (including under material contracts, which for purposes of this Exhibit A shall mean contracts evidencing material indebtedness and material revenue generating streams, including certain license agreements to be specified); bankruptcy and insolvency events; material judgments; ERISA events; actual or asserted invalidity or impairment of the guarantees, security documents or any other Loan Documents (including the failure of any lien on any material portion of the Collateral to remain perfected with the priority required under the Loan Documents); and a “change of control”

Exhibit A-10

(to be defined in a manner to be agreed upon).

Cure Contribution	In the event that the Borrower fails to satisfy one or more financial maintenance covenants under the Facilities, the Definitive Debt Documents will contain certain equity cure rights pursuant to which, subject to the terms and conditions thereof (which shall be reasonably satisfactory in all respects to the Administrative Agent), the proceeds of cash equity contributions (on terms reasonably satisfactory to the Administrative Agent) to the Borrower after the beginning of the relevant fiscal quarter and on or prior to the day that is 10 business days after the date the Borrower has made a capital call to fund such payment, which capital call shall occur within 5 days after the end of such fiscal quarter (“Equity Cure Contributions”) shall be treated, pursuant to a written request by the Borrower to the Administrative Agent prior to the receipt of such proceeds by the Borrower, on a dollar-for-dollar basis as Consolidated EBITDA of the Borrower solely for purposes of retroactively curing the default(s) under such financial covenant(s); provided that (i) in each four fiscal quarter period, there shall be a period of at least two consecutive fiscal quarters in respect of which no Equity Cure Contributions are made, (ii) no more than four Equity Cure Contributions may be made during the term of the Facilities, (iii) the amount of any Equity Cure Contributions in any fiscal quarter shall be no greater than the amount required to cause the Borrower to be in compliance with the financial maintenance covenants as at the end of such fiscal quarter, and (iv) all Equity Cure Contributions shall be disregarded for all purposes other than retroactively curing defaults under financial maintenance covenants (except that Loans prepaid with the proceeds of Equity Cure Contributions shall be accordingly counted as prepaid), including for purposes of determining (x) any baskets with respect to the covenants contained in the Definitive Debt Documents and (y) compliance with any performance goals used as the basis for adjustments to interest rate margins. Notwithstanding the foregoing, in no case shall any EBITDA Paydown be considered an Equity Cure Contribution for purposes of calculating the amount of Equity Cure Contributions that can be made, but the amount of any such EBITDA Paydown shall be included in the calculation of EBITDA for the period in which such EBITDA Paydown is made.

Voting	Amendments and waivers with respect to the Loan Documents will require the approval of Lenders holding not less than a majority of the aggregate principal amount of the Loans including participations in Letters of Credit

Exhibit A-11

and Swing Line Loans and unused commitments under the Facilities (with certain amendments and waivers also requiring class votes), except that (i) the consent of each Lender directly affected thereby shall be required with respect to (a) reductions in the amount or extensions of the final maturity of any Loan, (b) reductions in the rate of interest (other than a waiver of default interest) or any fee (including any prepayment fee) or other amount payable or extensions of any due date thereof, (c) increases in the amount or extensions of the expiration date of any Lender’s commitment or (d) modifications to the assignment provisions of the Loan Documents that further restrict assignments thereunder and (ii) the consent of 100% of the Lenders shall be required with respect to (a) reductions of any of the voting percentages or the pro rata provisions, (b) releases of all or substantially all of the value of the guarantees of the Guarantors or of all or substantially all of the Collateral (other than in connection with permitted asset sales) or (c) assignments by any Credit Party of its rights or obligations under the Facilities.

Assignments and Participations

The Lenders shall be permitted to assign and sell participations in their loans and commitments, subject, in the case of assignments (other than assignments to Sponsor, Non-Debt Fund Affiliates, Debt Fund Affiliates, another Lender, an affiliate of a Lender or an “approved fund” (to be defined in the Loan Documents)), to the consent of (x) the Administrative Agent, (y) with respect to the Revolving Credit Facility only, the Issuing Lender and the Swing Line Lender and (z) so long as no default or event of default has occurred and is then continuing, the Borrower, each of which consents shall not be unreasonably withheld, delayed or conditioned. In no event shall any portion of the loans or the commitments of any Lender be assigned to any natural person or a Competitor (as identified on a list provided to all Lenders). In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1.0 million with respect to Term Loans and $2.5 million with respect to Revolving Credit Loans. Assignments will be made by novation and will not be required to be pro rata among the Facilities. The Administrative Agent shall receive an administrative fee of $3,500 in connection with each assignment unless otherwise agreed by the Administrative Agent.

Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions, and will be subject to customary limitations

Exhibit A-12

on voting rights (as mutually agreed upon). Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facilities only upon request.

Loan Buybacks	The Loan Documents shall provide that, so long as no default or event of default is continuing, loans under the Term Loan Facility (or under any mezzanine credit facility that may be entered into concurrently with the Facilities, the “Mezzanine Loan Facility”) may be purchased by and assigned to the Sponsor, Parent or any of its subsidiaries (subject to the Loan Buyback provisions below), or any Non-Debt Fund Affiliates (as defined below) on a non-pro rata basis through open market purchases; provided that (w) loans under the Term Loan Facility (or the Mezzanine Loan Facility, if any) owned or held by the Sponsor or any Non-Debt Fund Affiliate shall be excluded in the determination of any “required lender” or “required facility lender” votes, (x) loans under the Term Loan Facility owned or held by the Sponsor and any Non-Debt Fund Affiliates shall not, in the aggregate, exceed 10% of the Term Loan Facility and 10% of any Mezzanine Loan Facility, (y) the Sponsor and any Non-Debt Fund Affiliates shall not be permitted to attend any “lender-only” conference calls or meetings or receive any related “lender-only” information and (z) the Sponsor and such Non-Debt Fund Affiliates will be required to make certain representations regarding material non-public information, and to refrain from taking certain actions during bankruptcy proceedings; provided, however, that if the Sponsor or any Non-Debt Fund Affiliate is the initial provider of 100% of the loans under a Mezzanine Loan Facility, the Sponsor or any Non-Debt Fund Affiliate may thereafter continue to hold such loans under the Mezzanine Loan Facility without restriction. In addition to the foregoing, in the case of purchases of loans under the Term Loan Facility (or the Mezzanine Loan Facility, if any) by Parent and its subsidiaries only, (v) any offer by the Parent or its subsidiaries to make purchases of loans under the Term Loan Facility (or the Mezzanine Loan Facility, if any) shall be offered to all Lenders on the same terms, (w) no default or event of default with respect to the Borrower shall have occurred and be continuing prior to or immediately after giving effect to such purchase, (x) no proceeds of any Revolving Credit Loans shall be used for such purpose, (y) the Parent and its affiliates will be required to make certain representations regarding material non-public information, and to refrain from taking certain actions during bankruptcy proceedings and (z) any Term Loans

Exhibit A-13

(or loans under the Mezzanine Loan Facility, if any) purchased shall be immediately contributed to the Borrower and canceled.

As used herein:

“Non-Debt Fund Affiliates” means any affiliates of Sponsor other than (i) Parent and any subsidiaries of Parent, (ii) any Debt Fund Affiliates, and (iii) any natural person.

“Debt Fund Affiliates” means any affiliate of the Sponsor that is a bona fide diversified debt fund.

Cost and Yield Protection	Each holder of Loans and the Issuing Lender will receive cost and interest rate protection customary for facilities and transactions of this type (as mutually agreed upon), including compensation in respect of prepayments, taxes (including gross-up provisions for withholding taxes imposed by any governmental authority and income taxes associated with all gross-up payments), changes in capital requirements, guidelines or policies or their interpretation or application, illegality, change in circumstances, reserves and other provisions deemed necessary by the Arranger to provide customary protection for U.S. and non-U.S. financial institutions and other lenders.

Replacement of Lenders	The Loan Documents shall contain customary provisions (as mutually agreed upon) for replacing defaulting Lenders, “impacted Lenders” (to be mutually defined) and non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least a majority of the aggregate principal amount of the Loans including participations in Letters of Credit and Swing Line Loans and unused commitments under the Facilities shall have consented thereto.

Expenses	On the Closing Date, the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Collateral Agent, and the Arranger associated with the syndication of the Facilities and the preparation, negotiation, execution, delivery, filing and administration of the Loan Documents and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of one external counsel and the charges of IntraLinks, SyndTrak or a similar service) and (ii) all out-of-pocket expenses of the Administrative Agent, the

Exhibit A-14

Collateral Agent, any other agent appointed in respect of the Facilities and the Lenders (including the fees, disbursements and other charges of internal and external counsel and consultants) in connection with the enforcement of, or preservation of rights under, the Loan Documents.

Indemnification	The Loan Documents will contain customary indemnities (as reasonably determined by the Arranger) for (i) the Arranger, the Syndication Agent, the Collateral Agent, the Administrative Agent and the Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing persons referred to in clauses (i) and (ii) above (other than as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable ruling).

Governing Law and Forum	State of New York.

Counsel to the Arranger, the Collateral Agent and the Administrative Agent	Latham & Watkins LLP

* * *

Exhibit A-15

ANNEX A-I TO EXHIBIT A

TO COMMITMENT LETTER

Interest and Certain Fees

Interest Rate Options	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

(i) the Base Rate plus the Applicable Margin; or

(ii) the Eurodollar Rate plus the Applicable Margin;

provided that all Swing Line Loans shall bear interest based upon the Base Rate for Revolving Credit Loans.

The Borrower may elect interest periods of one, two, three or six months for Eurodollar Loans (as defined below).

As used herein:

“Applicable Margin” means: (A) with respect to Revolving Credit Loans, a percentage determined in accordance with the following pricing grid:

Leverage Ratio	Eurodollar Rate	Base Rate
> 2.25:1.00	6.50%	5.50%
≤ 2.25: 1.00	6.00%	5.00%

; and (B) with respect to Term Loans, (i) 5.50%, in the case of Base Rate Loans and (ii) 6.50%, in the case of Eurodollar Loans.

“Base Rate” means the highest of (i) the “U.S. Prime Lending Rate” as published in The Wall Street Journal (the “Prime Rate”), (ii) the federal funds effective rate from time to time, plus 0.50%, (iii) 2.75% and (iv) the Eurodollar Rate for a one-month interest period plus 1.00%.

Exhibit A-16

“Eurodollar Rate” means the higher of (i) the rate per annum (adjusted for statutory reserve requirements for Eurocurrency liabilities) at which Eurodollar deposits are offered in the interbank Eurodollar market for the applicable interest period, as quoted on Reuters Screen LIBOR01 Page (or any successor page or service) and (ii) 1.75%.

Interest Payment Dates	With respect to Loans bearing interest based upon the Base Rate (“Base Rate Loans”), quarterly in arrears on the last day of each calendar quarter and on the applicable maturity date.

With respect to Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period and on the applicable maturity date.

Unutilized Commitment Fee	The Borrower shall pay a commitment fee (the “Unutilized Commitment Fee”) calculated at 0.75%, on the average daily unused portion of the Revolving Credit Facility, payable quarterly in arrears. For purposes of the commitment fee calculations only, Swing Line Loans shall not be deemed to be a utilization of the Revolving Credit Facility.

Letter of Credit Fees	The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Credit Loans made or maintained as Eurodollar Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders participating in the Revolving Credit Facility and shall be payable quarterly in arrears.

In addition to letter of credit commissions, a fronting fee calculated at a rate per annum to be agreed upon by the Borrower and the Issuing Lender on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary (as mutually agreed upon) administrative, issuance, amendment, payment and negotiation charges shall be payable to the

Exhibit A-17

Issuing Lender for its own account.

Default Rate	At any time during an event of default under the Facilities, outstanding Loans and other amounts payable under the Facilities shall bear interest at 2.00% above the rate applicable to Base Rate Loans and shall be payable on demand.

Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans, the interest rate payable on which is then based on the Prime Rate) for the actual number of days elapsed (including the first day but excluding the last day).

* * *

Exhibit A-18

ANNEX A-2 TO EXHIBIT A TO COMMITMENT LETTER

EBITDA CALCULATION AND SELECTED FINANCIAL DEFINITIONS

All calculations shall be made without double counting.

“Acquired EBITDA” shall mean, with respect to any Pro Forma Entity for any period, the Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries) for such period, all as determined on a consolidated, combined or condensed basis for such Pro Forma Entity.

“Consolidated Interest Charges” shall mean, for any period, for the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum of (a) all interest expense, (b) amortization of premium payments, debt discount or original issue discount, fees (including, without limitation, bank expenses to the extent reimbursed by the Borrower or any of its Restricted Subsidiaries), letter of credit fees, costs of surety bonds, charges and related expenses incurred in connection with financing activities (including capitalized interest) during the period, (c) the interest portion of the deferred purchase price of assets during the period, and (d) the portion of rent expense under Capitalized Leases that is treated as interest.

“Consolidated EBITDA” shall mean, for any period, the Consolidated Net Income for such period, adjusted as follows:

(a) Without duplication and to the extent deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period shall increase Consolidated EBITDA:

(i) Consolidated Interest Charges;

(ii) taxes or distributions for taxes (whether paid or reserved, or provisions are made therefor) based on income, profits or capital, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued during such period;

(iii) depreciation and amortization (including amortization of intangible assets (including, without limitation, goodwill, copyrights, trademarks, distribution rights and programming costs) and amortization of deferred financing fees or costs) determined on a consolidated basis in accordance with GAAP;

(iv) non-cash charges, calculated pursuant to GAAP, and excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period;

(v) non-recurring charges, subject to the following limitations: litigation expenses shall be limited to third party fees and expenses incurred in connection with the DirecTV disputes disclosed in Borrower’s SEC filings and settlement costs paid or accrued in connection therewith; severance charges shall be limited to amounts accrued or paid to persons who are employees of the Borrower at or prior to the Closing Date, including excess parachute

Exhibits A-19

payments accrued or paid to persons who are employees of the Borrower at or prior to the Closing Date; relocation costs incurred in connection with any geographical consolidation of the Borrower’s operations (including signing bonuses, retention or completion bonuses, costs related to integration or facility openings, closings or consolidation, and similar non-recurring costs resulting from outsourcing initiatives) shall be permitted subject to reasonably detailed evidence of incurrence; and Transaction Costs and all costs related to previously having been a public company, including deregistering the securities of Borrower and its Subsidiaries, shall be permitted through the first four fiscal quarters following the Closing Date only;

(vi) restructuring and transition costs, accruals or reserves (including restructuring, transaction and transition costs related to mergers, acquisitions, partnerships, joint ventures and refinancing of existing or new debt or equity securities, after the date hereof);

(vii) the amount of customary board, monitoring, consulting or advisory fees, indemnities and related expenses paid or accrued in such period, and the aggregate amount of management fees paid or accrued in such period not to exceed the amounts that would be required to be paid pursuant to the Management Agreement as in effect on the Closing Date, and, with regard to employment agreements in effect on the closing date only, any amounts required by the accountants preparing the financial statements required to be delivered pursuant to Section [    ] to be accrued for that period in excess of cash amounts actually paid during the period; provided such accruals are extinguished upon termination or expiration of such employment agreement;

(viii) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(ix) losses from discontinued operations in accordance with GAAP; and

(x) minority interest expense.

(b) Without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period shall reduce Consolidated EBITDA:

(i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);

(ii) non-recurring gains calculated in accordance with GAAP, including gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business including any sales of art);

(iii) the amount of any net income from discontinued operations in accordance with GAAP; and

(iv) capitalized cash programming costs.

(c) In determining Consolidated EBITDA, the following adjustments shall be made:

(i) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any person, property, business or asset

Exhibits A-20

acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of in such period (each such person, property, business or asset acquired and not subsequently so disposed of in such period, an “Acquired Entity”), and (B) the Acquired EBITDA of any Unrestricted Subsidiary that becomes a Converted Restricted Subsidiary during such period; provided, that in each case of (A) and (B), for purposes of determining the amount of Acquired EBITDA to be added for such period, the acquisition of an Acquired Entity and any conversion of an Unrestricted Subsidiary to a Converted Restricted Subsidiary shall be deemed to have occurred at the commencement of the applicable measurement period. For purposes of measuring the Acquired EBITDA of a Pro Forma Entity for any period prior to the acquisition or conversion of the Pro Forma Entity, the Acquired EBITDA of the Pro Forma Entity for the quarter in which such Pro Forma Entity was acquired or converted shall be annualized over the trailing twelve months ended on the quarter end of the quarter in which the conversion or acquisition occurred;

(ii) there shall be excluded in determining Consolidated EBITDA for any period (A) the Disposed EBITDA of any person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity”), and (B) the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”); provided, that in each case of (A) and (B), for purposes of determining the amount of Disposed EBITDA to be subtracted for such period, the disposition of a Sold Entity and any conversion of a Restricted Subsidiary to an Unrestricted Subsidiary shall be deemed to have occurred at the commencement of the applicable measurement period;

(iii) any gain or loss relating to hedging obligations or other derivative instruments shall be disregarded (including, without limitation, gains or losses attributable to any “mark to market” adjustments);

(iv) any currency conversion translation and transaction gain or loss shall be disregarded.

(d) For purposes of determining the Interest Coverage Ratio and the Total Leverage Ratio for the four-fiscal-quarter periods ended on the last day of each of the first three full Fiscal Quarters following the Closing Date, Consolidated EBITDA shall be deemed to be equal to (i) Consolidated EBITDA for the first such Fiscal Quarter, multiplied by 4, (ii) Consolidated EBITDA for the first two full consecutive Fiscal Quarters, multiplied by 2 and (iii) Consolidated EBITDA for the first three full consecutive Fiscal Quarters, multiplied by 4/3, respectively.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated, combined or condensed basis in accordance with GAAP, excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments (other than commodity hedging agreements), (d) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, (e) the net income (loss) of any person (other than a Restricted Subsidiary) in which any person other than Borrower or any of its Subsidiaries has an ownership interest, except to the extent that cash in an

Exhibits A-21

amount equal to any such income has actually been received by Borrower or (subject to clause (b) below) any of its Restricted Subsidiaries during such period, (f) stock or equity based compensation charges and (g) the net income (loss) of any Subsidiary of Borrower during such period to the extent that (i) the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its organizational documents or any agreement (other than this Credit Agreement or any other Loan Document), instrument, or other legal requirement applicable to that Subsidiary during such period, or (ii) such portion of net income, if dividended or distributed to the equity holders of such Subsidiary in accordance with the terms of its organizational documents, would be received by any person other than the Borrower or a Restricted Subsidiary. There shall be excluded from Consolidated Net Income for any period the non-cash effects from applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date and any permitted acquisitions or dispositions thereafter, or the amortization or write-off of any amounts thereof.

“Converted Restricted Subsidiary” means an Unrestricted Subsidiary that is converted into a Restricted Subsidiary.

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity and its Subsidiaries or to Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated, combined or condensed basis for such Sold Entity.

“Pro Forma Entity” means any Acquired Entity, Business or any Converted Restricted Subsidiary.

“Total Leverage Ratio” means the ratio as of the last day of any fiscal quarter of (i) the aggregate stated balance sheet amount of all Indebtedness of Parent and its consolidated subsidiaries determined on a consolidated basis in accordance with GAAP as of such day to (ii) Consolidated EBITDA of the Parent and its consolidated subsidiaries for the four fiscal quarter period ending on such date in the definition of Consolidated EBITDA.

“Transaction Expenses” means all fees and expenses of the of Lenders and Agents under this Credit Agreement to the extent reimbursed by Borrower or any Restricted Subsidiary, all costs and expenses incurred in connection with obtaining those certain Existing D&O Policies under Article 6 of the Merger Agreement, and all costs and expenses of Borrower or its Restricted Subsidiaries in connection with the negotiation and closing of the Merger and the transactions contemplated thereby and the Transactions (including, without limitation, costs and expenses of attorneys, accountants and other advisors, whether or not such costs are required to be expensed under FASB 141R).

Exhibits A-22

EXHIBIT B TO COMMITMENT LETTER

CLOSING CONDITIONS

Capitalized terms used but not defined in this Exhibit B have the meanings assigned to them elsewhere in this Commitment Letter. The closing of the Facilities and the making of the initial loans and other extensions of credit under the Facilities are conditioned upon satisfaction of, among other things, the conditions precedent contained in Section 3 of this Commitment Letter and those summarized below. For purposes of this Exhibit B, references to “we”, “us” or “our” means Jefferies Funding and its affiliates.

GENERAL CONDITIONS

1. Concurrent Financings. The Equity Contribution shall have been made in the amounts set forth on Annex A to the Commitment Letter and the Acquiror shall have received the proceeds thereof.

2. Transactions. The Transactions shall have been consummated or will be consummated concurrently with or immediately following the making of the Equity Contribution, the borrowing of the Term Loans, the receipt by Merger Sub of the proceeds of the foregoing and the effectiveness of the Credit Agreement (other than the repurchase of the Convertible Notes, with respect to which a change of control notice shall have been delivered on the Closing Date to each holder thereof in accordance with the indenture governing such Convertible Notes), and the Acquisition and Merger shall have been consummated in accordance with that certain Agreement and Plan of Merger, dated as of January 9, 2011 (together with the schedule and exhibits thereto, the “Acquisition Agreement”), among Acquiror, Merger Sub, Parent, and certain of its subsidiaries, and the principal owners named therein and the definitive documentation relating thereto or entered into in connection therewith (collectively, the “Definitive Acquisition Documents”). The Acquisition Agreement shall not have been amended or supplemented and no material provision thereof shall have been waived, in any case, in a manner materially adverse to the Lenders (it being understood that any change in the consideration paid, even if not materially adverse to the Lenders, shall require the written consent of the Lenders such consent not to be unreasonably withheld, conditioned or delayed; provided that (i) any decrease in the consideration for the Acquisition of less than five percent of the total Acquisition consideration shall be deemed not to be materially adverse to the interests of the Lenders and the Arranger and shall not require the consent of the Lenders so long as it is applied to reduce the amount of the Term Loan Facility on a dollar-for-dollar basis and (ii) any increase in the consideration for the Acquisition of not more than two percent of the total Acquisition consideration shall be deemed not to be materially adverse to the interests of the Lenders and the Arranger and shall not require the consent of the Lenders so long as the Sponsor Equity Contribution is increased by the amount of such increased consideration). We hereby acknowledge that the Acquisition Agreement dated as of January 9, 2011 is satisfactory to us. The Definitive Acquisition Documents shall be in full force and effect on the Closing Date.

3. Refinancing of Existing Debt; Minimum Availability; Working Capital and Capital Expenditures. Except as permitted by the following sentence, concurrently with the consummation of the Acquisition, the Refinancing of the Existing Debt of the Acquired Business shall have been consummated (except with respect to (a) Parent’s outstanding 3% Convertible Senior Subordinated Notes due 2025 (the “Convertible Notes” and (b) any outstanding letters of credit of the Acquired Business, which, if not replaced, shall have been cash collateralized or backstopped with letters of credit under the Revolving Credit Facility) which may remain outstanding for 30 days following the Closing Date pending payment to the holders thereof in response to the change of control put of each holder), all commitments relating

Exhibits B-1

thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms satisfactory to us. After giving effect to the Transactions, the Parent, the Acquiror and their respective subsidiaries (including the Acquired Business) (collectively, the “Company”), shall have outstanding no indebtedness for borrowed money or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than (i) the indebtedness in respect of the Debt Financing, (ii) such other limited indebtedness as is permitted under the Acquisition Agreement to remain outstanding and (iii) the Convertible Notes (in accordance with the above). We shall be reasonably satisfied that, after giving pro forma effect to the consummation of the Transactions, the Borrower shall have an unrestricted cash balance of at least $5 million on the Closing Date.

4. Financial Statements; Financial Performance. We shall have received (a) unaudited consolidated balance sheet and related unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Acquired Business for the fiscal year ended December 31, 2010 if such fiscal year ended at least 90 days prior to the Closing Date, and (b) the unaudited consolidated balance sheets and related unaudited statements of income, shareholders’ equity and cash flows of the Acquired Business for each fiscal quarter and/or month (it being understood that in the case of each month, only management and flash reports shall be required and only in the instance where quarterly statements have not already been provided with respect to such month) following September 30, 2010 ended after the date of this Commitment Letter and ended at least 40 days before the Closing Date. Financial statements filed on the Securities Exchange Commission EDGAR filing system shall be deemed received upon such filing.

5. Performance of Obligations. All reasonable and documented costs, fees, expenses (including reasonable and documented legal fees and expenses, appraisal and collateral examination fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation and amounts contemplated by the Debt Financing Letters or otherwise payable to us, the Lenders or any of our or their respective affiliates, shall have been paid to the extent due. You shall have complied with all of your other covenants, agreements and obligations under Sections 3, 4 and 6 of the Commitment Letter in all material respects (unless such covenants, agreements and obligations are already qualified by materiality, in which case you shall have complied with all of such covenants, agreements and obligations under the Debt Financing Letters consistent with such qualification), and the Debt Financing Letters shall be in full force and effect.

6. Customary Closing Documents. All customary documents required to be delivered under the Definitive Debt Documents, including lien, litigation and tax searches, and customary legal opinions, corporate records and documents from public officials and officers’ certificates shall have been delivered. Without limiting the foregoing, you shall have delivered (a) at least five business days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, and (b) a certificate from the chief financial officer of the Company as to the solvency of the Parent and its subsidiaries (on a consolidated basis), in the form attached hereto as Annex I after giving effect to the Transactions. As a condition to the availability of the Facilities, (a) the Arranger shall have received the information required to be delivered to complete the Confidential Information Memorandum, including a version of the Confidential Information Memorandum that does not contain any Material Non-Public Information as required under Section 4(c) of the Commitment Letter and (b) the Arranger shall have been afforded a period (the “Marketing Period”) of at least 21 consecutive days (it being understood that weekends and any Federal or New York banking holiday that occurs after the commencement of the Marketing Period shall be disregarded for purposes of calculating such consecutive days constituting the Marketing Period) prior to the Closing Date (ending on the business day no later than the business day immediately prior to the Closing Date) following receipt of the Confidential Information Memorandum to syndicate the Facilities (it being understood that, following the delivery of the other information required hereby, the Borrower may deliver the Confidential Information

Exhibits B-2

Memorandum to the Arranger), provided that at the option of the Arranger, the Closing Date shall not occur prior to five business days (which date shall not extend beyond the termination of the Commitment Letter in accordance with its terms) following the receipt by the Arranger of a press release or other public announcement issued by the Acquired Business disclosing its results of operations for the fiscal quarter and year ending December 31, 2010, which press release or public announcement shall contain at a minimum all material GAAP financial measures consistent with the Acquired Business’s prior practices.

7. Real Estate. We shall have received an ALTA title insurance policy (the “Title Policy”) insuring the interest of the Lenders under the Facilities in the Acquired Business’s interest in the Mansion securing the Facilities, in form and substance reasonably satisfactory to us, but subject to the exceptions and encumbrances set forth on the most recent preliminary title report delivered to us on or prior to the date of this Commitment Letter and other non-material or customary exceptions and encumbrances (but in all cases excluding any exceptions related to any previous financing, which exceptions shall not be included in the Title Policy), as well as an ALTA survey, certified and in form reasonably satisfactory to us. We shall have received satisfactory evidence that the Mansion is not in a flood zone or if in a flood zone, that appropriate flood insurance has been obtained. The ownership of the Mansion shall be appropriately vested in the Company or a subsidiary thereof, and may be subject to a lease permitting Mr. Hefner to reside in the Mansion throughout his lifetime, which lease shall be subordinated to the lien of the Lenders’ mortgage pursuant to a subordination, non-disturbance and attornment agreement reasonably acceptable to us (and such subordination, non-disturbance and attornment agreement shall provide non-disturbance protection for Mr. Hefner to reside in the Mansion throughout his lifetime).

In addition, the making of all loans and other extensions of credit (including the issuance, amendment, extension or renewal of each Letter of Credit) under the Facilities are conditioned upon satisfaction of the following conditions precedent:

8. Absence of Defaults. As a condition to each drawing on the Revolving Credit Facility occurring after the Closing Date, there shall not exist (pro forma for the Transactions) any default or event of default under any of the Definitive Debt Documents (subject, on the Closing Date, to the provisions of Section 3(b) of the Commitment Letter). For the avoidance of doubt, the condition in this paragraph 8 shall not apply on the Closing Date.

9. Accuracy of Representations and Warranties. The representations and warranties in the each of the Definitive Debt Documents shall be true and correct in all material respects (subject, on the Closing Date, to the provisions of Section 3(b) of the Commitment Letter).

10. Absence of Legal Bar. There shall be no legal bar to the making of such loan or extension of credit.

11. Delivery of Notice. The Administrative Agent thereunder shall have received a duly-completed and timely-delivered (i) notice of borrowing (i.e., which shall be one day notice in the case of Base Rate Loans and three days notice in the case of Eurodollar Loans) or (ii) in the case of the issuance, amendment, extension or renewal of a Letter of Credit, a notice requesting the issuance, amendment, extension or renewal thereof.

12. Security. The Collateral Agent, for the benefit of the Lenders under the Facilities, shall have been granted perfected first priority security interests in all assets of the Credit Parties to the extent described in Exhibit A to (and, in the case of extensions of credit on the Closing Date, Section 3(b)(ii) of) this Commitment Letter under the caption “Collateral” in form and substance satisfactory to the Arranger.

***

Exhibits B-3

Annex I to Exhibit B

FORM OF SOLVENCY CERTIFICATE

[•], 2011

This Solvency Certificate is being executed and delivered pursuant to Section [—] of that certain [—]1 (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [•], the chief financial officer of the Borrower, in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, in my capacity as chief financial officer of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of Holdings, the Borrower and its subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of Holdings, the Borrower and its subsidiaries, taken as a whole; (ii) the capital of Holdings, the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings, the Borrower or its subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) Holdings, the Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

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[1]	Describe Credit Agreement.

Exhibits B-4

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name: [•] Title: [•]

Exhibits B-5